Exhibit 10.78

Agreement No.: MICA-11VINCENT0209

EXHIBIT B

SCHEDULE

ALL ITEMS BELOW MUST BE COMPLETELY FILLED IN. DO NOT LEAVE ANY BLANK.

1.	Name of Consultant: Alberto Sangiovanni-Vincentelli, Ph.D.

2.	Term of Consulting Period for this Schedule:

Start Date	End Date
January 1, 2012	December, 31, 2012

Either party may terminate this Schedule at any time without cause upon thirty (30) days’ prior written notice to the other party.

4.	Duties of Consultant:

Consultant is to provide technical expertise to Cadence to be discussed and agreed to by the parties and identified in an Attachment to this Schedule.

Consultant will provide quarterly updates and other reports, as applicable and requested by the Chief Executive Officer of Cadence.

5.	Project Manager to whom Consultant reports:

Lip-Bu Tan, President and Chief Executive Officer of Cadence.

6.	Expected days of consulting to be performed per month:

Not applicable

7.	Consulting Fees: $50,000, to be invoiced by Consultant in quarterly payments of $12,500 at the end of each quarter. Consulting fees will not exceed $50,000, not including valid reimbursement for reasonable and necessary out-of-pocket costs and expenses actually incurred by Consultant in performance of the Work that conform to the Cadence Directors Travel Policy and Procedures.

8.	Is this a renewal Schedule from a previous Agreement? YES ☒ NO ☐

9.	Cost Center:

CONSULTANT:		CADENCE DESIGN SYSTEMS, INC.

Signature:	/s/ Alberto Sangiovanni-Vincentelli, Ph.D.	Signature:	/s/ Lip-Bu Tan

Name:	Alberto Sangiovanni-Vincentelli, Ph.D.	Name:	Lip-Bu Tan

		Title:	President & Chief Executive Officer

Date:	November 17, 2011	Date:	November 17, 2011

ATTACHMENT A

Consultant is to perform projects identified by the Chief Executive Officer of Cadence, including but not limited to the following:

•

Review and provide guidance and recommendations relating to Cadence’s current and potential strategic directions and product line plans, based on discussions with customers, industry and technology trend research and experience in the industry.

•	Introduce Cadence to potential partners or customers who are outside of “normal” interaction sphere.

•	Assist Cadence in reviewing and recommending potential partners in product areas important to Cadence.

•	Provide technical discussions or keynote addresses to third parties as a representative of Cadence in industry, technical and government events, including events with Cadence employees.

Consultant will provide quarterly updates and other reports, as applicable and requested by the Chief Executive Officer of Cadence.

ATTACHMENT B

Cadence acknowledges that Consultant presently serves as a member of the Board of Directors of Accent International S.A., Advanced Laboratory on Embedded System S.r.l, Sonics, Inc. and UPEK, Inc., and that continuing in such positions in accordance with Cadence’s Code of Business Conduct, as it may be amended from time to time, shall not be deemed to violate the covenants set forth above in Section 5.2 of this Agreement. Furthermore, Consultant’s performance of his academic duties as a professor of electrical engineering and computer science shall not be deemed to violate the covenants set forth above in Section 5.2 of this Agreement.